EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Scilex Holding Company (the “Company”) pertaining to the Scilex Holding Company 2022 Equity Incentive Plan, as amended, and the Scilex Holding Company 2022 Employee Stock Purchase Plan of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the consolidated financial statements) dated March 31, 2025 (August 4, 2025 as to the last paragraph of Note 14, Subsequent Events), relating to the consolidated financial statements of the Company as of December 31, 2024 and 2023, and for each of the two years in the period ended December 31, 2024, which appears in the prospectus filed with Securities and Exchange Commission under Rule 424(b)(3) of Securities Act on December 29, 2025.

/s/ BPM LLP

Walnut Creek, California

February 6, 2026